SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  January 1, 2012

NewCardio, Inc.
(Exact name of registrant as specified in charter)

Delaware	333-149166	20-1826789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PO Box 658, Neshanic Station, NJ		08853
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:		(877) 332-4324

103 Carnegie Center, Suite 300, Princeton, NJ 05870
(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

      .   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)

Resignation of Directors and Officers.  Effective January 1, 2012, the Board of Directors of NewCardio, Inc. (the “Company”) removed Vincent W. Renz, Jr. from the office of Chief Executive Officer of the Company.  Also effective January 1, 2012, Richard D. Brounstein resigned from the office of Chief Financial Officer of the Company, and the following members of the Company’s Board of Directors resigned from the Board:  Vincent W. Renz, Jr., Patrick Maguire, M.D., Ph.D. and Mark W. Kroll, Ph.D., FACC, FHRS.

The Company will continue to have access to the services of Mr. Renz and Mr. Brounstein pursuant to consulting arrangements.

(c)

Election of Officers.  Effective January 6, 2012, the Board of Directors of the Company elected Jess E. Jones, M.D., to serve as Chief Executive Officer of the Company and elected Greg Sadowski to serve as Chief Operating Officer of the Company.

Dr. Jones (age 33) has been a member of the Company’s Board of Directors since December 2008.  Dr. Jones was initially designated by Vision Opportunity Master Fund to serve as a director, pursuant to the terms of the 2009 financing with Vision Opportunity Master Fund, Ltd.  He is currently a consultant to Vision.  Dr. Jones also serves as a business development and strategic financing consultant to Cornova, Inc.  From 2006 to December 2010 Dr. Jones worked with Vision Capital Advisors, LLC in New York City as the Director of Healthcare Investing, analyzing investment opportunities in the biotechnology, pharmaceutical, medical technology, and medical services fields, and assisted companies in implementing their business plans.  From 2001 to 2007, Dr. Jones attended Columbia College of Physicians & Surgeons in New York City, where he received his medical degree in May 2007.  In 2005, while attending Columbia Medical School in New York City, Dr. Jones was awarded an American Heart Association –Medical Student Research Fellowship to study post-stroke inflammatory mediators in the Department of Neurosurgery.  Additionally, Dr. Jones earned a BA degree from the University of Utah in 2001 and an MBA from Columbia Business School in May 2007.

Mr. Sadowski (age 39) has served as Senior Vice President, Client Services of the Company since October 2008.  In that position, he has been responsible for preparing, delivering and supporting the NewCardio cardiovascular diagnostic technology solutions, including the Professional Services, Information Technology, Customer Care and Quality Assurance groups.  From October 1997 to October 2008, Mr. Sadowski worked with eResearchTechnology (eRT), where he most recently served on the Executive Management Team as Senior VP of eRT's Electronic Patient Reported Outcomes (ePRO) business.

There are no transactions in which either Dr. Jones or Mr. Sadowski has an interest that require disclosure under Item 404(a) of Regulation S-K.

Item 7.01.

Regulation FD Disclosure.

As discussed in its Report on Form 10-Q for the quarter ended September 30, 2011, the Company has continued to limit discretionary spending as it explores financing strategies.  The Company’s near-term focus is to maintain and support its existing commercial product, QTinno®, a 3-D ECG software platform that reduces the time and expense involved in assessing cardiac status while increasing the ability to diagnose clinically significant conditions which were previously difficult to detect.

•

On November 29, 2011, a top 3 Clinical Research Organization (CRO) chose QTinno to support a Phase I drug safety study for a biopharmaceutical sponsor.

•

On January 9, 2012, a biotechnology pharmaceutical company, which is focused on discovering and developing small molecule therapeutics for disorders of the central nervous system (CNS), selected QTinno for an upcoming Thorough QT trial.

In each case, fully automated ECG analysis, empowered by QTinno, will be delivered by the ECG core lab of a top 3 Clinical Research Organization (CRO) under the terms of an existing Master Services Agreement with NewCardio.

Over the past several months, the Company has significantly reduced its spending, in part by reducing its work force or acquiring services on a consulting basis in lieu of full time employment.  Following these reductions, the Company believes it is positioned to continue serving QTinno clients and supporting the in-process prosecution of its patent portfolio as it explores strategic financing options.  In connection with those financing efforts, the Company is working closely with its secured creditors, who funded the Company in 2007 as it was going public.

The foregoing discussion should be read in conjunction with the information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its subsequent Quarterly Reports on Form 10-Q, including the financial information and related discussion contained in such reports.  As discussed in those reports, the Company will require additional funding to fully pursue its business plans and, if additional funding is not available or is not available on acceptable terms, the Company may have to fully curtail its operations.  Further, if the Company issues additional equity or debt securities, current stockholders may experience significant dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock.  There is no guarantee that financing will become available or, if it does, that it will become available on acceptable terms, or that any additional capital the Company may obtain will be sufficient to meet its long-term needs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCARDIO, INC.
	By:	/s/ Jess Jones
	Name:	Jess Jones
	Title:	Chief Executive Officer
Dated: January 10, 2012

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